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                                                                    EXHIBIT 3.30

                            ARTICLES OF INCORPORATION

                                       OF

                          PELICAN BAY PROPERTIES, INC.

      The undersigned hereby associate themselves for the purpose of becoming a corporation under the laws of the State of Florida by and under the provisions of the Statutes of the State of Florida, providing for the formation, liability, rights, privileges and immunities of a corporation for profit.

                                   ARTICLE I.

      The name of the corporation shall be:

      PELICAN BAY PROPERTIES, INC.

                                  ARTICLE II.

      This corporation shall have perpetual existence unless sooner dissolved according to law.

                                  ARTICLE III.

      The corporation may engage in any activity of business permitted under the laws of the United States and of the Laws of the State of Florida.

                                  ARTICLE IV.

                               Authorized Shares.

      Number. The aggregate number of shares that the corporation shall have the authority to issue is five-thousand (5,000) shares of Capital Stock with a par value of One Dollar ($1.00) per share.

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      Initial issue. Five hundred (500) shares of the Capital Stock of the corporation shall be issued for cash at a par value of One Dollar ($1.00) per share.

      Stated capital. The sum of the par value of all shares of Capital Stock of the corporation that ;have been issued shall be the stated capital of the corporation at any particular time.

      Dividends. The holders of the outstanding capital stock shall be entitled to receive, when and as declared by the Board of Directors, dividends payable either in cash, in property, or in shares of the capital stock of the corporation.

      No classes of stock. The shares of the corporation are not to be divided into classes.

      No shares in series. The corporation is not authorized to issue shares in series.

                                   ARTICLE V.

      The initial street address in Florida of the initial registered office of the corporation is 7360 Trail Blvd., North, Naples, Florida, 33490, and the name of the initial registered agent at such address is Ross P. Obley.

                                  ARTICLE VI.

      The initial board of directors shall consist of three (3) members, who need not be residents of the State of Florida or shareholders of the corporation.

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                                  ARTICLE VII.

      The names and addresses of the persons who shall serve as directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, are as follows:

R.L. Hofmann                       3300 University Drive
                                   Coral Springs, FL 33065

R.C. McKinley                      3300 University Drive
                                   Coral Springs, FL 33065

Ross P. Obley                      7360 Trail Blvd., North
                                   Naples, FL 33490

                                 ARTICLE VIII.

      The names and addresses of the initial incorporators are as follows:

R.L. Hofmann                       3300 University Drive
                                   Coral Springs, FL 33065

R.C. McKinley                      3300 University Drive
                                   Coral Springs, FL 33065

Ross P. Obley                      7360 Trail Blvd., North
                                   Naples, FL 33490

                                  ARTICLE IX.

      Three fourths of the stockholders of the corporation shall be required for any shareholder action.

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                                   ARTICLE X.

      Upon Resolution of the Board of Directors these Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the stockholders at a stockholders' meeting by vote of the stockholders voting the majority of the stock capable of being voted, unless all stockholders sign a written agreement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

                                   ARTICLE XI.

      The holders of the common stock of this corporation shall have preemptive rights to purchase, at prices, terms and conditions that shall be fixed by the Board of Directors, such as the shares of the stock of this corporation as may be issued for money, or any property or services from time to time, in addition to that stock authorized and issued by the corporation. The preemptive right of any holder is determined by the ratio of the authorized and issued shares of common stock held by the holder.

      IN WITNESS WHEREOF, THE UNDERSIGNED has made and subscribed of these Articles of Incorporation at Coral Springs, Florida, on the 12th day of March, 1979.

                                                      /s/_______________________

                                                      /s/_______________________

                                                      /s/_______________________

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STATE OF FLORIDA )
               : )
COUNTY OF BROWARD)

            Before me, the undersigned authority, personally appeared R. L. HOFMANN, R. C. MCKINLEY, and ROSS P. OBLEY, who are to me well known to be the persons described in and who subscribed the above Articles of Incorporation, and they did freely and voluntarily acknowledge before me according to law that they made and subscribed the same for the uses and purposes therein mentioned and set forth.

            IN WITNESS WHEREOF, I have hereunto set my hand and my official seal, at Coral Springs, in said County and State this 13th day of March,1979.

                                                      /s/_______________________
                                                              Notary Public